Filed Pursuant to Rule 433

Registration No. 333-152253

Registration No. 333-152253-01

World Omni Auto Lease/WOLS 2009-A: $1,040,030

Non-TALF Jt-Leads: BAML,Wells

Cos: CS, MUS, Scotia, Sun

CL	SIZEMM	WAL	MDY/S&P	PWIN	LEGAL FINAL	TALK
A1	$320.74	0.40	P1/A1+	12/09-7/10	11/15/10	ILib -4	0.40263
A2	$378.78	0.99	Aaa/AAA	7/10-4/11	1/16/12	EDSF +40	1.025
A3	$268.48	1.77	Aaa/AAA	4/11-11/11	2/15/13	EDSF +50	1.661
A4	$ 72.030	2.14	Aaa/AAA	11/11-2/12	2/16/15	ISwp +75	2.108

TALF ELIGIBLE:	NO
OFFERING TYPE:	Public
BILL & DELIVER:	BAS
PRICING SPEED:	75% PPC
CLEAN-UP-CALL:	10%
ERISA ELIGIBLE:	Yes
EXPECTED SETTLE:	11/12/2009
FIRST PAY:	12/15/2009

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com. The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.